Exhibit 99.1

For Immediate Release

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2009 OPERATING RESULTS

Quarterly Revenues and Performance Exceed Guidance and Expectations

Rob Cascella Promoted to Chief Executive Officer

BEDFORD, Mass. (November 9, 2009) - Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the fourth quarter and fiscal year ended September 26, 2009. In addition, Hologic today announced the Board of Directors has promoted Robert Cascella to Chief Executive Officer effective November 5, 2009. Mr. Cascella has been President and Chief Operating Officer since 2003. He succeeds Jack Cumming, who will remain on as Chairman of the Board and a member of the executive management team.

Highlights of the quarter include:

•	Revenues of $402.8 million.

•	Fourth quarter 2009 net income was $34.9 million, or $0.13 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).

•

Fourth quarter 2009 non-GAAP adjusted net income was $72.4 million, or $0.28 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $149.3 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•

Food and Drug Administration (FDA) approval in July 2009 of our Adiana permanent contraception system and 510(k) clearance in August 2009 of our MammoSite ML Radiation Therapy System for the treatment of early-stage breast cancer.

•	CE marking approval received in September 2009 for our ThinPrep integrated imager for cervical cancer screening.

•	Shipment of the Company’s 5,000th Selenia full field digital mammography system.

•

Term loan to fund the Third Wave Technologies acquisition reduced from an initial balance of $540 million at July 24, 2008 to $174.2 million as of September 26, 2009 and further reduced to $149.5 million as of today.

Fourth quarter fiscal 2009 revenues totaled $402.8 million, a decrease of 9.0% when compared to revenues of $442.5 million in the fourth quarter of fiscal 2008. The decrease was primarily attributable to the year-over-year decline in sales of Selenia systems. We believe this decline continues to be due, in large part, to the current economic environment and the resulting delays and reductions in hospital capital spending as compared to the same period in the prior fiscal year. Also contributing to this decline, to a lesser extent, was the year-over-year decline in Skeletal Health product revenues of $5.9 million. These declines were partially offset by: (i) growth in Diagnostics and GYN Surgical product sales of $14.7 million as compared to the fourth quarter of fiscal 2008, including an increase of $3.7 million from Third Wave, which we acquired in July 2008; and (ii) an $8.7 million, or 17.9%, increase in service and other revenues primarily related to our increased installed base of Selenia full field digital mammography systems.

For the fourth quarter of fiscal 2009, Hologic reported net income of $34.9 million, or $0.13 per diluted share, compared with a net loss of $144.4 million, or $0.56 per diluted share, in the fourth quarter of fiscal 2008. Included in fourth quarter fiscal 2009 results were: (i) a charge of $46.3 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition; (ii) a full quarter of costs and expenses from Third Wave of $13.8 million (excluding amortization expense); and (iii) operating charges of $2.0 million related to the closure of the Company’s organic photoconductor drum coatings manufacturing operations in Shanghai, which the Company had acquired as part of its acquisition of AEG in fiscal 2006. Included in the fourth quarter of fiscal 2008 results were charges relating to the Third Wave acquisition of: (i) $195.2 million attributable to acquired in-process research and development costs; (ii) $3.9 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair value; (iii) $1.1 million attributable to the amortization of intangibles; and (iv) $0.5 million of stock-based compensation incurred in connection with the termination of former Third Wave officers. Also included was a charge of $25.5 million attributable to the amortization of intangibles relating to the Cytyc merger.

The Company’s non-GAAP adjusted net income for the fourth quarter of fiscal 2009 decreased 6.2% to $72.4 million compared to $77.2 million in the fourth quarter of fiscal 2008. The Company’s fiscal 2009 fourth quarter non-GAAP adjusted net income primarily excludes $51.8 million of amortization of the intangible assets acquired since fiscal 2006 and operating charges of $2.0 million related to the closure of the Company’s organic photoconductor drum coatings manufacturing operations in Shanghai. The Company’s fiscal 2008 fourth quarter non-GAAP adjusted net income primarily excludes: (i) $32.0 million of amortization of the intangible assets acquired since fiscal 2006; (ii) a $195.2 million in-process research and development charge related to the acquisition of Third Wave; and (iii) a $3.9 million increase in cost of revenues related to the write up of acquired inventory of Third Wave to fair value.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

For the twelve months ended September 26, 2009, revenues totaled $1.64 billion, a 2.2% decrease compared to revenues of $1.67 billion in the twelve months ended September 27, 2008. The decrease was primarily attributable to the year-over-year decline in sales of Selenia systems, which the Company attributes largely to the more difficult economic and capital spending environment. Partially offsetting this decrease was: (i) the inclusion of a full year of revenues from the Diagnostics and GYN Surgical product lines acquired in the merger with Cytyc on October 22, 2007 compared to 49 weeks in fiscal 2008; (ii) a $38.1 million, or 22.1%, increase in service and other revenues primarily related to our increased installed base of Selenia full field digital mammography systems; and (iii) an increase in product revenues of $31.3 million from our acquisition of Third Wave in July 2008.

For the twelve months ended September 26, 2009, Hologic reported a net loss of $2.18 billion, or $8.48 per diluted share, compared with a net loss of $385.6 million, or $1.57 per diluted share, for the comparable twelve-month period in fiscal 2008. Included in the twelve months of fiscal 2009 results were: (i) $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc, as discussed below; (ii) $205.6 million of amortization of intangibles acquired since fiscal 2006; (iii) $4.1 million attributable to the write-off of certain intangible assets; (iv) operating charges of $2.0 million related to the closure of the Company’s organic photoconductor drum coatings manufacturing operations in Shanghai; and (v) $1.2 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. Also included was a full year of costs and operating expenses of $60.8 million (excluding amortization expense) from Third Wave as compared to $15.3 million for nine weeks in fiscal 2008 (excluding an in-process research and development charge and amortization expense). Included in fiscal 2008 results were: (i) charges relating to the Cytyc merger and Third Wave acquisition of $565.2 million attributable to acquired in-process research and development; (ii) $119.5 million attributable to the amortization of intangibles acquired since fiscal 2006; (iii) $46.3 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair value; (iv) $11.8 million primarily attributable to compensation-related charges associated with the Cytyc merger and Third Wave acquisition; and (v) a charge of $2.9 million related to impairment of acquired intangible assets.

The Company’s non-GAAP adjusted net income for the twelve months ended September 26, 2009 increased 2.4% to $301.7 million compared to $294.7 million in the twelve months ended September 27, 2008. The Company’s fiscal 2009 non-GAAP adjusted net income primarily excludes: (i) $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc; (ii) $205.6 million of amortization of intangibles acquired since fiscal 2006; (iii) $4.1 million attributable to the write-off of certain intangible assets; (iv) operating charges of $2.0 million related to the closure of the AEG organic photoconductor drum coatings manufacturing operations in Shanghai; and (v) $1.2 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. The Company’s fiscal year 2008 non-GAAP adjusted net income primarily excludes: (i) $119.5 million of amortization of intangibles acquired since fiscal 2006 ($97.2 million specifically related to Cytyc and Third Wave); (ii) $565.2 million of in-process research and development charges related to the merger with Cytyc and the acquisition of Third Wave; (iii) $46.3 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair value; (iv) $11.8 million primarily relating to compensation-related charges associated with the Cytyc merger; and (v) a charge of $2.9 million related to impairment of acquired intangible assets.

Based on a combination of factors, including the deterioration in the macro-economic environment, declines in the stock market and the decline in the price of the Company’s common stock, the Company experienced a significant decline in its market capitalization during the first quarter of fiscal 2009. As a result, the Company completed a goodwill impairment analysis as of December 27, 2008 using the two-step approach, as required under U.S. GAAP, and determined that a portion of its goodwill was impaired. As a result, in the second quarter of fiscal 2009, the Company recorded a non-cash charge of $2.34 billion. In addition, the Company also recorded a charge of $4.1 million for the write-off of certain intangible assets and recorded such charge within cost of revenues in fiscal 2009. These non-cash charges are included in the non-GAAP adjustments in the financial information presented in this release. A further discussion of our non-GAAP fiscal 2009 results and guidance is included in the attachment to this press release.

As of September 26, 2009, total backlog for all products was $323.1 million.

“We are pleased with our performance for the fourth quarter of fiscal 2009,” said Rob Cascella, President and Chief Executive Officer. “We not only exceeded our revenue guidance, but we once again exceeded our guidance for EPS. Although the economic environment continues to impact our capital equipment sales, we are very pleased with the continued performance of our Diagnostics and GYN Surgical segments, which performed at or above our expectations for both the fourth quarter and full year. Fiscal 2009 was a year of execution - we operated Third Wave for a full fiscal year following its acquisition, substantially completed the integration of our merger with Cytyc, significantly reduced our operating expenses, generated adjusted EBITDA of

$600.8 million, and obtained FDA approvals or clearances of two Cervista HPV tests, the Adiana permanent contraception system and MammoSite ML and we launched the new Eviva breast biopsy device. We believe all of these successes have positioned Hologic for long-term growth.”

Fourth quarter revenue overview by segment:

•

Breast Health revenues, which include the Company’s Mammography, R2, Suros, MammoPad, MammoSite, DRC and AEG products, totaled $174.8 million for the fourth quarter of fiscal 2009 compared to $221.0 million for the same period in fiscal 2008. This decrease was primarily due to fewer Selenia systems sold, as well as product mix and configuration differences, resulting in a reduction in Selenia product revenues. This decrease was partially offset by an increase in service revenues related to our increased installed base of Selenia full field digital mammography systems and, to a lesser extent, an increase in revenues from our breast biopsy products.

•

Diagnostics revenues, which include the Company’s ThinPrep products, fetal fibronectin test, and Third Wave products, totaled $138.7 million, including $9.7 million from Third Wave, for the fourth quarter of fiscal 2009. The third quarter marked the U.S. launch of our two Cervista HPV tests following FDA approval of our pre-market approval applications (PMA) for those products on March 13, 2009. As expected, the revenue contributions from these products in the current fourth quarter were modest. Total Diagnostics revenues for the fourth quarter of fiscal 2008 were $133.7 million, including $5.9 million from Third Wave.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and Adiana permanent contraception system, totaled $67.3 million for the fourth quarter of fiscal 2009 compared to $59.7 million for the fourth quarter of fiscal 2008. This increase was primarily due to an increase in the number of NovaSure systems sold. Adiana, which was approved by the FDA in July 2009, contributed modestly in the fourth quarter of fiscal 2009, as both the U.S. and international market launches were limited.

•

Skeletal Health revenues, which include the Company’s osteoporosis assessment and mini C-arm product lines, decreased to $22.0 million for the fourth quarter of fiscal 2009 from $28.1 million for the fourth quarter of fiscal 2008. This decrease was primarily the result of decreased system sales of the mini C-arm and osteoporosis assessment product lines, which continue to face the difficult capital equipment buying environment and ongoing effects of the reduction in reimbursement for osteoporosis assessment exams in the U.S.

Rob Cascella promoted to Chief Executive Officer:

The Board of Directors has promoted Robert Cascella to Chief Executive Officer, only the third Chief Executive Officer in Hologic’s 23-year history. Mr. Cascella has served as President and Chief Operating Officer since 2003. Mr. Cascella has over 25 years of industry experience. Prior to joining Hologic, he was a managing partner of an investment banking firm specializing in healthcare and has held various executive management positions in the field of breast cancer diagnostics and therapeutics.

Jack Cumming, who previously served as Chairman and Chief Executive Officer, will remain Chairman of the Board and a member of the executive management team. Under Mr. Cumming’s leadership beginning in 2001, the Company has grown from revenues of $75 million to over $1.6 billion and from a market capitalization of $200 million to approximately $4 billion. Mr. Cumming intends to continue his focus on international expansion opportunities, a major growth initiative of Hologic, as well as to work more closely with our customers.

“Although my decision to end my tenure as Hologic’s Chief Executive Officer did not come lightly, the transition of my role to Rob has been a work-in-process for quite some time,” said Jack Cumming, Chairman. “Over the years Rob has been an active leader in setting the strategic direction of the Company and has played an integral role for product, market and resource integration following each of our many acquisitions. Rob’s extensive expertise, coupled with his strong leadership qualities, make him an ideal choice to take over my role and he has my wholehearted confidence and support. I am very excited to continue to work with Rob and the executive team and continue my focus on international growth and new business opportunities.”

FDA approval of our Adiana permanent contraception system:

On July 6, 2009, the FDA approved the Company’s PMA application for its Adiana permanent contraception system. The Adiana system is designed to provide women a minimally-invasive, non-incision alternative to traditional, surgical means of permanent contraception. Patients are normally able to return to work or resume their daily activities within one day. In contrast, tubal ligation, a traditional method of permanent contraception, requires more invasive surgical procedures, usually are conducted in a hospital under general anesthesia and typically require four to five days of recovery. As a result, this more invasive surgical procedure can pose serious risk of complications. With the Adiana system, the Company is now able to provide physicians with another non-hormone, minimally-invasive treatment that addresses a significant issue for women in their post-childbearing years.

FDA clearance of the 510K application for our MammoSite ML radiation therapy system:

On August 27, 2009, the FDA cleared the Company’s 510(k) application for the MammoSite ML radiation therapy system for the treatment of early-stage breast cancer. With its multi-lumen design, this new device gives radiation oncologists the ability to shape the radiation dose for typical cases and treat patients who are otherwise not appropriate candidates for traditional brachytherapy. Hologic’s MammoSite therapy system, first cleared by the FDA in 2002 as a single-lumen device, is the most widely used form of accelerated partial breast irradiation (APBI) in the United States. The MammoSite system is designed to provide the physician with the ability to deliver targeted radiation therapy directly to the area where cancer is most likely to recur, allowing a full course of radiation to be delivered in just five days and enhancing patient comfort. Additionally, targeted therapy of the breast limits radiation exposure to normal, healthy tissue. The Company began a limited launch of the new MammoSite ML last month, and we anticipate a full commercial launch during the current quarter (quarter ending December 26, 2009).

CE marking for our ThinPrep integrated imager:

The integrated imager represents the latest innovation in cervical cancer screening by combining proven ThinPrep imaging technology and slide review into a single, convenient stand-alone device. The ThinPrep integrated imager is designed to provide the small and medium volume laboratory access to effective and efficient cytology screening technology, while allowing them the flexibility to address their specific productivity and throughput needs. The majority of laboratories in Europe would fall into the small or medium category. The integrated imager is designed to enable the cytotechnologist to perform slide review effectively and efficiently. The integrated imager can also be used as a conventional microscope saving valuable lab space.

Financial Guidance:

The Company’s guidance for fiscal 2010 reflects its current core products and does not reflect any future revenue or earnings from any product currently before the FDA awaiting approval or clearance.

In fiscal 2010, the Company will adopt Accounting Standards Codification (ASC) 470-20 (formerly FASB Staff Position No. APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which will increase the Company’s interest expense by approximately $17 million in the first quarter and $71 million for the full year of fiscal 2010. Such amount is reflected in the EPS guidance below. However, as the additional interest expense is a non-cash item, the Company will include this as a reconciling item to arrive at non-GAAP adjusted net income and EPS.

First Quarter Fiscal 2010 (Quarter ending December 26, 2009):

•

The Company expects first quarter fiscal 2010 revenues to be approximately $400 million to $405 million, comparable with the fourth quarter of fiscal 2009, reflecting an increase in revenues in the GYN Surgical and Diagnostics segments, offset by an anticipated decrease in the Breast Health segment, primarily related to the Selenia full field digital system.

•	The Company expects EPS to be approximately $0.06 to $0.08 and non-GAAP adjusted EPS to be approximately $0.24 to $0.26.

Fiscal 2010 (Year ending September 25, 2010):

•

The Company expects fiscal 2010 revenues to be approximately $1.625 billion to $1.650 billion, driven primarily by an increase in revenues in the GYN Surgical and Diagnostics segments, as well as from Service, with continued softness in the Breast Health segment, primarily related to the mammography product line.

In addition, the Company has discontinued three products that contributed the following revenues in Fiscal 2009:

¡	The AEG organic photoconductor drum coatings manufacturing operations in Shanghai - $8 million;

¡	Digital detectors supplied to an OEM - $8 million;

¡	Molecular tests no longer marketed as an analyte specific reagent (ASR) - $5 million.

•	The Company expects EPS to be approximately $0.42 to $0.46 and non-GAAP adjusted EPS to be approximately $1.15 to $1.19.

A reconciliation of the Company’s GAAP to non-GAAP fiscal 2010 projections is included as an attachment to this press release.

Hologic may incur expenses or charges or realize income or gains in fiscal 2010 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including proposed healthcare reform and associated tax proposals, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, November 9, 2009, at 5:00 p.m. (EST) to discuss fourth quarter and fiscal 2009 operating results. Interested participants may listen to the call by dialing 877-719-9786 or 719-325-4786 for international callers and referencing access code 9714531 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, November 20, 2009, at 888-203-1112 or 719-457-0820 for international callers, access code 9714531. The Company will also provide a live webcast and archive of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be archived on this same website. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, November 9, 2009 on the investor relations page of the Company’s website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, BioLucent, Cervista, Cytyc, Eviva, MammoSite, MammoSite ML, MammoPad, NovaSure, R2, Selenia, Suros, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the expected continued market challenges; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding product development and the performance of existing products; the Company’s growth objectives; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the continued U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; uncertainties regarding proposed healthcare reform and associated tax proposals; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	September 26, 2009	September 27, 2008

CURRENT ASSETS:
Cash and cash equivalents	$293,186	$95,661
Restricted cash	916	3,629
Accounts receivable, net	263,231	321,299
Inventories	182,780	174,667
Deferred income tax assets	52,165	53,660
Prepaid expenses and other current assets	29,238	44,662

Total current assets	821,516	693,578

Property and equipment, net	271,628	283,975
Intangible assets, net	2,424,812	2,629,651
Goodwill	2,108,963	4,450,496
Other assets	62,909	76,932

	$5,689,828	$8,134,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 26, 2009	September 27, 2008

CURRENT LIABILITIES:
Current portion of notes payable	$38,373	$38,480
Accounts payable	46,589	59,590
Accrued expenses	137,284	154,746
Deferred revenue	97,544	78,559
Deferred gain	9,500	9,500

Total current liabilities	329,290	340,875

Notes payable, net of current portion	139,955	437,420
Convertible debt	1,725,000	1,725,000
Deferred income tax liabilities	912,970	920,838
Deferred revenue	11,364	10,777
Other long-term liabilities	58,534	57,453

Total long-term liabilities	2,847,823	3,151,488

STOCKHOLDERS’ EQUITY:
Common stock	2,579	2,564
Capital in excess of par value	4,898,422	4,853,837
Accumulated deficit	(2,393,881)	(217,644)
Accumulated other comprehensive income	7,028	4,945
Treasury stock, at cost	(1,433)	(1,433)

Total stockholders’ equity	2,512,715	4,642,269

	$5,689,828	$8,134,632

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 26, 2009	September 27, 2008

REVENUES	$402,767	$442,513

COSTS AND EXPENSES (1):
Cost of revenues	156,719	176,571
Cost of revenues – amortization of intangible assets	39,240	25,661
Research and development	22,700	20,944
Selling and marketing	56,575	67,793
General and administrative	38,171	38,294
Amortization of acquired intangible assets	12,854	6,542
Restructuring charge	797	-
Acquired in-process research and development	-	195,200

	327,056	531,005

Income (loss) from operations	75,711	(88,492)

Interest income	162	799
Interest and other expense, net	(15,620)	(21,640)

Income (loss) before provision for income taxes	60,253	(109,333)
Provision for income taxes	25,313	35,041

Net income (loss)	$34,940	$(144,374)

Net income (loss) per common share:
Basic	$0.14	$(0.56)

Diluted	$0.13	$(0.56)

Weighted average number of common shares outstanding:
Basic	257,038	256,060

Diluted	259,884	256,060

(1)	Stock-based compensation included in costs and expenses during the three months ended September 26, 2009 was $897 for cost of revenues, $865 for research and development, $1,156 for selling and marketing and $5,668 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended September 27, 2008 was $542 for cost of revenues, $1,024 for research and development, $1,085 for selling and marketing and $3,525 for general and administrative.

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended
	September 26, 2009	September 27, 2008

REVENUES	$1,637,134	$1,674,499

COSTS AND EXPENSES (1):
Cost of revenues	620,064	686,671
Cost of revenues – amortization of intangible assets	155,519	95,310
Cost of revenues – impairment of acquired intangible assets	4,065	-
Research and development	94,328	81,421
Selling and marketing	238,977	261,524
General and administrative	148,825	147,405
Amortization of acquired intangible assets	51,210	25,227
Restructuring charge	797	6,383
Impairment of goodwill	2,340,023	-
Impairment of acquired intangible assets	-	2,900
Acquired in-process research and development	-	565,200

	3,653,808	1,872,041

Loss from operations	(2,016,674)	(197,542)

Interest income	1,161	4,528
Interest and other expense, net	(73,162)	(86,127)

Loss before provision for income taxes	(2,088,675)	(279,141)
Provision for income taxes	87,562	106,476

Net loss	$(2,176,237)	$(385,617)

Net loss per common share:
Basic	$(8.48)	$(1.57)

Diluted	$(8.48)	$(1.57)

Weighted average number of common shares outstanding:
Basic	256,545	245,968

Diluted	256,545	245,968

(1)	Stock-based compensation included in costs and expenses during the twelve months ended September 26, 2009 was $3,522 for cost of revenues, $3,960 for research and development, $5,161 for selling and marketing and $20,296 for general and administrative. Stock-based compensation included in costs and expenses during the twelve months ended September 27, 2008 was $2,293 for cost of revenues, $2,806 for research and development, $3,487 for selling and marketing, $15,137 for general and administrative and $1,941 for restructuring.

HOLOGIC, INC.

RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 26, 2009		Three Months Ended September 27, 2008

EARNINGS PER SHARE
GAAP earnings (loss) per share- Diluted	$0.13		$(0.56)
Adjustments to net income (loss) (as detailed below)	0.15		0.86

Non-GAAP adjusted earnings per share- Diluted	$0.28	(1)	$0.30	(1)

NET INCOME
GAAP net income (loss)	$34,940		$(144,374)
Adjustments:
Fair value write-up of acquired Third Wave inventory	83		3,933
Amortization of intangible assets acquired since fiscal 2006	51,805		31,968
Stock-based compensation associated with the termination of former Third Wave officers	-		480
Operating charges relating to the closure of the Company’s organic photoconductor drum coatings manufacturing operations in Shanghai and related costs	2,002		-
Acquired in-process research and development	-		195,200
Income tax effect primarily related to reconciling items	(16,387)	(2)	(9,995)	(3)

Non-GAAP adjusted net income	$72,443		$77,212

EBITDA
Non-GAAP adjusted net income	$72,443
Interest expense, net	16,283
Provision for income taxes	41,700
Depreciation and amortization not adjusted above	18,828

Adjusted EBITDA	$149,254

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 259,884 and 259,242 weighted average diluted shares outstanding for the three months ended September 26, 2009 and September 27, 2008, respectively.
(2)	To reflect an estimated annual effective tax rate of 35.0% on a non-GAAP basis.
(3)	To reflect an estimated annual effective tax rate of 36.8% on a non-GAAP basis.

HOLOGIC, INC.

RECONCILIATION OF GAAP EPS AND NET LOSS TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Twelve Months Ended September 26, 2009		Twelve Months Ended September 27, 2008

EARNINGS PER SHARE
GAAP loss per share- Diluted	$(8.48)		$(1.57)
Adjustments to net loss (as detailed below)	9.65		2.75

Non-GAAP adjusted earnings per share- Diluted	$1.17	(1)	$1.18	(1)

NET LOSS
GAAP net loss	$(2,176,237)		$(385,617)
Adjustments:
Fair value write-up of acquired Third Wave and Cytyc inventory in fiscal 2009 and 2008, respectively	1,167		46,258
Amortization of intangible assets acquired since fiscal 2006	205,592		119,518
Impairment of goodwill	2,340,023		-
Impairment of acquired intangible assets	4,065		2,900
Stock-based compensation associated with the termination of former Third Wave officers and acceleration of vesting/modification of the terms of certain equity awards related to the Cytyc merger	-		5,405
Operating charges relating to the closure of the Company’s organic photoconductor drum coatings manufacturing operations in Shanghai and related costs	2,002		-
Restructuring	-		6,383
Acquired in-process research and development related to the Third Wave acquisition and the Cytyc merger	-		565,200
Income tax effect primarily related to reconciling items	(74,899)	(2)	(65,391)	(3)

Non-GAAP adjusted net income	$301,713		$294,656

EBITDA
Non-GAAP adjusted net income	$301,713
Interest expense, net	68,341
Provision for income taxes	162,461
Depreciation and amortization not adjusted above	68,332

Adjusted EBITDA	$600,847

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,901 and 250,569 weighted average diluted shares outstanding for the twelve months ended September 26, 2009 and September 27, 2008, respectively.
(2)	To reflect an estimated annual effective tax rate of 35.0% on a non-GAAP basis.
(3)	To reflect an estimated annual effective tax rate of 36.8% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

(In thousands, except per share amounts)	Three Months Ended December 26, 2009		Shares		Diluted Earnings per Share	Twelve Months Ended September 25, 2010		Shares		Diluted Earnings per Share

Projected GAAP Net Income	$16,000 - $21,000		260,000		$0.06 - $0.08	$110,000 - $120,000		260,000		$0.42 - $0.46

Adjustments:
Cost of revenues - amortization of intangible assets	44,000	(1)				174,000	(1)
Amortization of acquired intangible assets	13,000	(1)				54,000	(1)
Non-cash interest expense relating to recently-issued accounting guidance for convertible debt	17,000	(2)				71,000	(2)
Income tax effect of reconciling items	(27,000)	(3)				(109,000)	(3)

Projected Non-GAAP Net Income	$63,000 - $68,000		260,000	(4)	$0.24 - $0.26	$300,000 - $310,000		260,000	(4)	$1.15 - $1.19

Explanatory Notes:

(1)	To exclude the on-going, non-cash amortization of the intangible assets.
(2)	To exclude the additional non-cash interest expense.
(3)	To reflect an estimated annual effective tax rate of 36% for the first quarter and full year of fiscal 2010 on a non-GAAP basis.
(4)	To reflect estimated diluted weighted average shares outstanding of 260,000 for the first quarter and full year of fiscal 2010, respectively.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP net income to exclude the non-cash amortization of intangible assets acquired by the Company since 2006 and impairment of goodwill and intangible assets, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income (loss) and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including the write-off of goodwill and intangible assets, amortization of intangible assets, stock-based compensation expense associated with the termination of acquired employees, acceleration of the vesting or other modification of the terms of equity awards as a result of an acquisition and the write-off of acquired research and development; (ii) non-cash interest expense resulting from the Company’s adoption of ASC 470-20 (formerly FSP APB 14-1) in fiscal 2010; (iii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; and (iv) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (loss): (i) the items excluded in its calculation of adjusted net income; (ii) interest expense, net; (iii) provision for income taxes; and (iv) depreciation and amortization expense not otherwise excluded in calculating its non-GAAP adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2009 to the comparable period in fiscal 2008 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006 and non-cash charges resulting from changes in GAAP. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company’s non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded from the Company’s calculation of its non-GAAP adjusted EBITDA presented herein are also excluded in the calculation of its non-GAAP adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income (loss) or EPS prepared in accordance with GAAP.